EXHIBIT 99.1

For immediate release.	Contact:	Mark Williams
913.307.1000

Mediware Reports First Quarter Results For Fiscal Year 2009

Conference call scheduled for Today, October 28th at 10:00 a.m. EDT, 9:00 a.m. CDT

LENEXA, KS Oct. 28 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of ClosedLoop™ clinical systems for blood and medication management, reported total revenue for the first quarter of the 2009 fiscal year of $9,833,000 compared to $10,744,000 in the comparable quarter in fiscal 2008. Net income for the quarter was $218,000, or 3 cents per fully diluted share, compared to $463,000, or 5 cents per fully diluted share in the comparable quarter of fiscal 2008.

Commenting on the quarter, Mediware president and chief executive officer, Kelly Mann, said: “During the quarter we continued to gain traction in the U.S. and abroad for our new initiatives that will fuel the company’s growth. We are also continuing to benefit from operational efficiencies gained through last year’s restructuring. Our client service teams were fully engaged with HCLL implementations and upgrade services for our Medication Management customers and our product development team released its sixth consecutive software release on time.”

During the quarter, the Company added 92 facilities to its customer base domestically. This includes a mix of hospitals and blood centers that are beginning to adopt new products such as MediREC, BiologiCare and our Blood Center Technologies.

Mr. Mann continues: “Service revenues relating to new implementations and upgrades are at an all-time high for Mediware which has an impact on our overall margins. I’m confident, however, that the software-service revenue mix will balance out as our customers move beyond current implementations and begin adopting our new products.”

Among the quarter’s highlights:

•	Launch of Mediware’s Blood Center Technologies group to focus on product and service expansion in the blood and plasma donor center market.

•	4 new Blood Center contracts, including the previously announced sales to Blood Systems, ZLB Plasma and Central Jersey Blood Center.

•	A new distribution agreement with MDG Medical to provide smart medication distribution cabinets and carts.

•	18 HCLL implementations were completed during the quarter, bringing the number of live sites to approximately 200.

•	24 facilities upgraded to the current version of Mediware’s WORx pharmacy management software.

•	3 additional MediREC facilities were added during the quarter.

Of further interest, on October 16 Mediware announced that the Company's board of directors authorized an expansion of its stock repurchase program by approximately $3.3 million.

In February 2008 Mediware announced a plan to buy up to $4 million of the company's common stock. To date, Mediware has repurchased 549,000 shares at a total cost of approximately $3.3 million.

A conference call to discuss first quarter’s results is scheduled for today, Tuesday, October 28, 2008 at 10:00 am Eastern Daylight Time, 9:00 am Central Daylight Time.  Individuals seeking to participate in the teleconference are encouraged to register for access online at http://www.directeventreg.com/registration/event/69817961 at least 5 minutes prior to the start of the conference. The conference ID is 69817961. Participants may also register by phone by calling toll-free 888-869-1189 (direct dial 706-643-5902) fifteen minutes prior to the call.

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291).  The conference ID is 69817961.  After 5 days, the replay will be available on the company’s web site: www.mediware.com.

First Quarter Fiscal 2009 Operating Statement Highlights (in thousands) (unaudited):

	Three Months Ended September 30,
	2008	2007

System Sales	$2,429	$4,190
Services	$7,404	$6,554
Total Revenue	$9,833	$10,744
Expenses	$9,621	$9,912
Operating Income	$212	$832
Net Income	$218	$463
Earnings Per Share - Diluted	$0.03	$0.05

Condensed Balance Sheet Highlights (in thousands) (unaudited):

	As of September 30,
	2008	2007

Cash and Cash Equivalents	$22,101	$24,822
.1 Working Capital	$19,629	$25,817
Stockholders’ Equity	$40,129	$42,682

About Mediware
Mediware delivers powerful software solutions that encapsulate patient care instructions, reinforce patient safety practices and improve efficiencies to lower costs. For blood medication management, Mediware offers specialized solutions proven to improve operational effectiveness and clinical outcomes. Mediware customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world. For more information about Mediware products, visit www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2008, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.